Code of Ethics

Implementation Date: February 29, 2024
Most Recent Amendment Date: February 29, 2024

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires federally registered investment advisors to establish, maintain and enforce written codes of ethics that include standards of business conduct required of “Supervised Persons,” provisions requiring Supervised Persons to comply with applicable Federal Securities Laws, provisions requiring “Access Persons” to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security in an initial public offering or private placement.

In addition, Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent “Access Persons” from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule.

Sumitomo Mitsui DS Asset Management Company, Limited (“SMDAM” or “Firm”) has adopted this Code of Ethics (“the Code”) to comply with the Advisers Act Rule 204A-1 and the 1940 Act Rule 17j-1.

Basic Principles of Compliance

The Code is based on the following Basic Principles of Compliance that all employees of the Firm shall share when they execute duties to realize SMDAM’s Management Philosophy.

(i)	Fulfilling the Fiduciary Responsibilities of the Firm

As “the client comes first” is one of the Management Philosophies of SMDAM, we are committed to fulfilling fiduciary responsibilities as an asset manager for clients.

(ii)	Complying with Laws, Regulations, and Ethics

As employees of SMDAM, we are committed to comply with applicable laws and regulations, and, as business persons, maintain sound relationships with all the stakeholders including clients, shareholders, sales companies, vendors etc, and follow the highest business ethics with clear knowledge of good and evil.

(iii)	Pursuing Public Missions

We are committed to our missions to contribute to the development of society through a strictly law-abiding business attitude in our asset management operations.

SMDAM also has established and presented the standards of behaviors of SMDAM employees.

Under the first Principle (Fiduciary Responsibilities), we will:

•	Fulfill our duties in good faith and fairness in the best interests of our clients;

•	Perform our duties loyally to our clients;
•	Execute operations for our clients with due care of a good manager;
•	Prioritize the interest of our clients and will not act in conflict with their interests;
•	Comply with the principle of suitability regarding solicitation of clients;
•	Keep our clients’ information confidential with the utmost care;
•	Endeavor to achieve best executions to respond to the needs of our clients; and
•	Strive to conduct our business with the clients as our first priority.

The Code promotes ethical practices and conduct by all employees. As a fiduciary, SMDAM owes an undivided duty of loyalty to our clients and therefore demands the highest standards of ethical conduct and care from all employees. Employees are expected to conduct themselves to avoid causing actual or perceived conflicts of interest with our clients. The Firm expects all employees to observe the standards stated in the Code, and not seek to evade any of the provisions or the “spirit” of its requirements in any way, including indirect acts by family members or other associates.

The Code is also based on general principles developed and recognized by the International Organization of Securities Commissions (“IOSCO”) and other principles that are fundamental to our business.

The other principles underlying our Code are:

•	We comply with all applicable securities laws in Japan, the US and elsewhere.
•	We will place the interests of our clients ahead of any personal interests except as may otherwise be approved by or disclosed to clients.
•	We endeavor to avoid actual or perceived conflicts of interest by only giving/receiving appropriate gifts and entertainment, and by not engaging in any outside activities that may conflict with SMDAM’s business.
•	We do not make political or charitable contributions that may influence the Firm’s business.
•	We do not participate in any market misconduct, including using of material non-public information, engaging in insider trading or any other forms of market misconduct. SMDAM has an Insider Trading Policy in addition to the Code.
•	We avoid taking advantage of, or even appearing to take advantage of, our fiduciary relationship with our clients by adopting appropriate controls for the employees’ personal trading.
•	Investment decisions and trades made for clients are confidential. Prior to public release, we prohibit the release of such information without compliance approval to anyone outside the Firm.

Moreover, SMDAM has adopted policies and procedures reasonably designed to prevent violations of the laws in the jurisdictions in which we operate. The policies set forth guidelines that are aligned with applicable regulatory requirements and the procedures are designed to ensure compliance. The Firm has designated the Executive Officer in charge of the Legal & Compliance as CCO (“CCO”), who is responsible for administering the compliance policies and procedures and is empowered with the responsibility and authority to develop and enforce appropriate policies and procedures for the Firm.

In addition to the Code, SMDAM has other compliance-related policies to meet the regulatory requirements as well as to maintain good corporate governance and internal controls. Employees are required to read and abide by these policies. All policies are available on the SMDAM Portal Site. Certain policies also require periodic certifications. Please refer to the respective policies for the details. If you have any questions on any of the policies, do approach the Legal & Compliance.

Distribution of the Code and Acknowledgement of Receipt

SMDAM will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code or a material change to another portion of the Compliance Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with SMDAM’s policies and procedures described in this Manual, including this Code of Ethics. Please complete the Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the manual.

Reporting Violations

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or state or Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President and CEO on the matter. Any problems identified during the review will be addressed in ways that reflect SMDAM’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics, or any other policy or procedure contained in this Manual, in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the President and CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with SMDAM to make any such reports or disclosures and do not need to notify SMDAM that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including SMDAM, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for SMDAM, its Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

SMDAM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve SMDAM and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of SMDAM and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

Disclosure of the Code of Ethics

SMDAM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for SMDAM’s Code of Ethics should be directed to the CCO.

Attachment - Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, and understood Sumitomo Mitsui DS Asset Management Co., LTD. Compliance Manual, which includes the Company’s Code of Ethics, and agree to abide by the provisions contained therein. The Employee understands that any questions about the Compliance Manual should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Compliance Manual Acknowledgement Supplement that begins on the following page.

Compliance Manual Acknowledgement Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to SMDAM?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to SMDAM?
4.	Do you or any members of your immediate family have any business or personal relationship with any Client?
5.	Are you or any members of your immediate family employed by any government?
6.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
7.	Are you aware of any conflicts of interest between SM DAM, you or your immediate family members and any Client?
8.	Have you complied with SMDAM’s requirements regarding the disclosure of outside business activities?
9.	Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
10.

In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

• Felony

• Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

Question		Yes	No
11.	Are any felony or misdemeanor charges, as described above, currently pending?
12.

In the past ten years, has the SEC or the CFTC found you or any advisory affiliate:

• To have made a false statement or omission?

• To have been involved in a violation of SEC or CFTC regulations or statutes?

• To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

13.

In the past ten years, has the SEC or the CFTC:

• Entered an order against you or any advisory affiliate in connection with investment-related activity?

• Imposed a civil money penalty on you or any advisory affiliate, or ordered you or any advisory affiliate to cease and desist from any activity?

14.

In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?

• Been involved in a violation of investment-related regulations or statutes?

• Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

15.

In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

• Entered an order against you or any advisory affiliate in connection with an investment-related activity?

• Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you or any advisory affiliate, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

16.

In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

• Made a false statement or omission?

• Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

• Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

Question		Yes	No
17.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?
18.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?
19.

In the past ten years, has any domestic or foreign court:

• Enjoined you or any advisory affiliate in connection with any investment-related activity?

• Found that you or any advisory affiliate was involved in a violation of investment-related statutes or regulations?

• Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?

20.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.
21.	During the past 12 months, have you reported all personal securities transactions in accordance with SMDAM’s reporting policies?
22.	During the past 12 months, have you reported gifts and entertainment in accordance with SMDAM’s reporting policies?
23.	During the past 12 months, have you traded on or improperly transmitted any material non-public information?
24.	During the past 12 months, have you become aware of any violation of SMDAM’s Code of Ethics that you did not disclose to the CCO?
25.

To the best of your knowledge, during the past 12 months, has SMDAM and its Employees (including yourself) complied with the Company’s written policies and procedures regarding:

• Code of Ethics;

• Personal Securities Transactions;

• Insider trading;

• Gifts and Entertainment;

Question	Yes	No

• Maintenance of Books and Records;

• Duty to Supervise;

• Review of Third-Party Service Providers

• Media Communications;

• Political and Charitable Contributions and Public Positions;

• Advertising and Marketing;

• Solicitation Arrangements; and

• Other Policies and Procedures

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Compliance Manual Acknowledgement Supplement completely and accurately.

Print Name:

Signature:

Date:

Personal Securities Transactions

Implementation Date: February 29, 2024
Most Recent Amendment Date: February 29, 2024

Introduction

SMDAM, as an SEC registered investment adviser, shall take reasonable steps to ensure that any personal trading does not conflict with the Firm’s duties or contravene any applicable provisions in the United States regulations. The United States regulations include, but not limited to:

• Securities Act of 1933;

• Securities Exchange Act of 1934;

• Investment Company Act of 1940;

• Investment Advisers Act of 1940;

• Sarbanes-Oxley Act of 2002; and

• Title V of the Gramm-Leach-Bliley Act

Regarding SMDAM’s service as an investment adviser to ETFs in the United States, it is unlawful under Rule 17j-1 for any affiliated person of an investment adviser:

(i)	To employ any device, scheme or artifice to defraud the Fund;

(ii)	To make any untrue statement of a material fact or omit a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv)	To engage in any manipulative practice with respect to the Fund.

In addition, Rule 204A-1 of the Advisers Act requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of “Supervised Persons,” provisions requiring supervised persons to comply with applicable Federal Securities Laws, provisions requiring “Access Persons” to report their personal securities transactions and holdings and obtain approval before acquiring beneficial ownership of any security in an initial public offering or private placement.

Supervised Persons, as defined below, may maintain personal securities accounts provided any personal investing in which the Supervised Persons has a beneficial interest is consistent with the guidelines outlined below and all applicable regulatory requirements. This includes any accounts for any immediate family or household members. SMDAM has a fiduciary duty to our investors and therefore discourages frequent trading in personal accounts. Refer to Section Three for definition of Supervised Persons and Access Persons.

Pursuant to the requirements of Rule 204A-1, SMDAM has adopted this policy to apply to the securities transactions of the directors’ officers, and certain employees that come within the definition of “Access Person,” as defined below. Employees are required to certify annually that they have read, understand, and have complied with this policy.

Standards of Business Conduct Reflecting Fiduciary Obligations

SMDAM has a fiduciary duty to Advisory Clients, which requires individuals associated with SMDAM to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. Each Access Person and Supervised Person shall adhere to the highest ethical standards and shall:

•	Recognize that SMDAM has fiduciary duties to our funds and clients, which always involves a duty to deal fairly with, and act in the best interests of, our funds, their shareholders and Clients, including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;

•	At all times, place the interests of SMDAM funds, shareholders and clients before personal interests;

•	Comply with all applicable securities laws;

•	Conduct all personal securities transactions in a manner consistent with this policy, to avoid any actual or potential conflicts of interests, or any abuse of position of trust and responsibility;

•	Not take any inappropriate advantage of position with or on behalf of the funds or adviser; and

•	Report promptly any violations of this policy to the firm’s Head of Legal & Compliance.

In recognition of SMDAM’s fiduciary obligations to the Advisory Clients and desire to maintain its high ethical standards, SMDAM has developed a policy containing provisions designed to seek to:

(i)	Prevent improper personal trading by Access Persons;

(ii)	Prevent improper use of material, non-public information about securities recommendations made by SMDAM or securities holdings of the Advisory Clients;

(iii)	Identify conflicts of interest; and

(iv)	Provide a means to resolve any actual or potential conflict in favor of the Advisory Clients.

Supervised Persons will be subject to periodic certification, reporting and preclearance requirements.

Scope of Coverage and Definitions

Supervised Persons

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of SMDAM, or other person who provides investment advice on behalf of SMDAM and is subject to the supervision and control of SMDAM.

All Supervised Persons are to comply with this policy. However, independent directors are not subject to this policy. Supervised Persons are required to confirm that they have read and understood this policy on an annual basis.

Access Persons

“Access Person” means any Supervised Persons who have access to non-public information regarding client transactions or holdings, make securities recommendations to clients or have access to such recommendations. For most advisers, all officers, directors, and partners are considered Access Persons. The Legal & Compliance is responsible for maintaining a list of Access Persons. A spouse/domestic partner and any immediate family members or persons living in the same household who are financially dependent on the employee are subject to the SMDAM policies related to personal trading.

The following list of employees within SMDAM are classified as Access Person:

(i)	The following Officers, General Managers(GMs), Group Heads, etc., who are in a position to know the details of transactions of U.S. clients:
•	Full-time Director;
•	Full-time Auditor;
•	Head and Executive Officers of Investment Management Division;
•	GM of Investment Department;
•	Supervision Group Head;
•	Global Equity Group Head;
•	Research Active Group Head;
•	Global Macro Group Head;
•	Global Fixed Income Group Head;
•	REIT Group Head;
•	Investment Development Group Head;
•	JP Equity Market Oriented Group Head;
•	Engagement Investment Group Head;
•	JP Equity Value + Alpha Group Head;
•	JP Equity Value Group Head;
•	JP Fixed Income Group Head;
•	Multi-Asset Group Head;
•	Quant Equity Group Head;
•	GM of Alternative Investment Department;
•	GM of Insurance Account Department I;
•	GM of Insurance Account Department II;
•	GM of Fund Management Department;
•	Fund managers in charge of U.S. clients;
•	Client service representatives who communicate investment advice to clients;
•	Other persons appointed by the GM of the Legal & Compliance

(ii)	Relevant Persons

Relevant Persons include any of the following persons related to the specific employees mentioned above:

•	A spouse (or equivalent) or civil partner;
•	A dependent child or stepchild;
•	Any other relative who has shared the same household with the staff member for at least one year on the date of the relevant personal account transaction; and

•	A person whose relationship is such that the member of staff has a direct material interest in the outcome of the trade

Automatic Investment Plans

Transactions in Automatic Investment Plans do not require pre-clearance, but these accounts must still be reported in Initial and Annual Holdings Reports.

Covered Securities

Generally, all securities, including but not limited to equities and bonds, are considered covered under this policy except for (i) direct obligations of the Government of the U.S., (ii) money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, (iii) money market funds, (iv) shares of the U.S. open-end funds for which SMDAM (including its subsidiaries) does not act as the investment adviser or principal underwriter.

Access Persons Obligations

Pre-Clearance of Personal Trades

Access Persons as well as Supervised Persons are subject to the pre-clearance process. Each Access Person’s personal trades should be executed in a manner consistent with our fiduciary obligations to our clients. The trades must not be timed to precede orders placed for any client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

Without pre-clearance, Access Persons may not engage in personal trading in reportable securities (including IPOs and private placements). Any security held prior to joining the Firm may continue to be held but trading is prohibited unless approved otherwise.

Pre-Clearance Procedure

(i)	Step 1: Access Persons are to initiate any pre-clearance requests by submitting application to the Head of Legal & Compliance with the following details: a) No. of Shares/Principal Amount, b) Name of Security, c) Buy or Sell, d) Description (e.g., common stock).

(ii)	Step 2: the Head of Legal & Compliance will review the request and approve or reject accordingly. The Head of Legal & Compliance may withhold approval in respect of any proposed transaction in its sole and absolute discretion.

(iii)	Step 3: Approvals are valid until the end of 5 business days later.

(iv)	Step 4: After the trade is completed, a trade confirmation should be sent to the Legal & Compliance. If no trade is executed, no additional step is required.

Initial Holdings Reports

Access Persons must provide the Legal & Compliance with an Initial Holdings Report within 10 business days from the time when they become an Access Person at SMDAM or any other date as advised by the Legal & Compliance. The report must include a list of all accounts maintained by the Access Person and the names of all “reportable” securities maintained in those accounts. If the account does not hold any reportable securities, a note should be made indicating as much. The information must be current and no more than 45 days from date of submission.

Annual Holdings Reports

Access Persons must submit an Annual Holdings Report the Legal & Compliance within 30 calendar days from each fiscal year end or any other date as advised by the Legal & Compliance. The report must include a list of all accounts and the holdings of all reportable securities as of each fiscal year end.

Quarterly Reports

Access Persons must complete a report, within 30 calendar days from each quarter end or any other date as advised by the Legal & Compliance in a manner as directed by the Legal & Compliance. The report must identify all reportable transactions for the quarter.

Periodic Attestation and Acknowledgement of Policy

Access Persons as well as Supervised Persons are required to confirm that they have read and understood the policy and make a pledge to comply with the policy upon joining the Firm and thereafter on a yearly basis, in a manner designated by the Legal & Compliance.

Review of Reports

All reports will be submitted to the Legal & Compliance and the Legal & Compliance will review these reports. If there are any requirements for additional documentation, the Legal & Compliance will make a request.

Reporting of Violations

If Access Persons as well as Supervised Persons are aware of any violation of this policy, they are to promptly report such violations to the Head of Legal & Compliance immediately.

Record Keeping

The Legal & Compliance will keep a record of the Access Persons lists (current and past), all preclearance approvals and rejections, trade confirmations received, and each notification made by Access Persons and Supervised Persons. A record of any violation of this policy and of any action taken because of the violation shall also be kept. All records mentioned herein and this policy, together with any amendments, shall be kept for five years from the last day of the fiscal year in which the records are prepared. The Legal & Compliance may request any additional supporting information for employee trades.

Trade Preclearance Form

Transaction Type Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Ticket Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

Describe the vehicle’s investment strategy (Privately offered pooled investment vehicles only):

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

3.	I am not contractually or legally prohibited from executing the transaction (e.g. I am not a restricted person under FINRA Rule 5130 or 5131).

Signature:	Date:

Print Name:

Internal Use Only Reviewer: Reasons Supporting Decision:	Approved / Disapproved	Date:

Quarterly Reporting Form: Transactions

For the Quarter Ended:_____________

Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy/Sell	Number of Shares or Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker/Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:______________

Name of Broker/Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a beneficial interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker/Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate monthly/quarterly account statements for the above named account to:

Sumitomo Mitsui DS Asset Management Company,
Limited

Attn: CCO

Toranomon Hills Business Tower 26F,

1-17-1 Toranomon, Minato-ku,

Tokyo 105-6426, Japan

If you have any questions or concerns, please call me at +81-3-6205-1896. Thank you for your immediate attention to this matter.

Sincerely,

[Employee Name]

cc: CCO

Periodic Holdings Reporting Form: Accounts

Information is current as of: _________

Name of Broker/Dealer or Bank	Account Title	Account Number

I certify that this form (and/or the attached account statements) fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with SMDAM, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

28

Periodic Holdings Reporting Form: Reportable Securities

Information is current as of:

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form (and/or the attached account statements) fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with SMDAM, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Miscellaneous Reporting under the Code of Ethics

Use this form to make disclosures or seek approvals not addressed by the other forms in the Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Signature	Date

Print Name

Reviewed By:

Signature	Date

Print Name

Describe any necessary follow up:

Exempt Accounts Certification

Dear CCO,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of Sumitomo Mitsui DS Asset Management Company, Limited (“SMDAM”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to SMDAM. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;
•	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
•	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Sumitomo Mitsui DS Asset Management Company, Limited’s CCO.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period to;

•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

PST Disclosure Log (Sample)

For each column heading, indicate the type of disclosure and the due date.

QT = Quarterly Transaction QNA = Quarterly New Accounts AH = Annual Holdings AA = Annual Accounts

For each Employee, indicate the date each report was submitted. Upon review, mark reports that may reflect improper behavior with an ‘X.’ Reports that have been reviewed and that did not raise compliance issues should be marked ‘ok.’

Note to the CCO: The first example row reflects John Smith’s Fidelity Account, which he has had since he was hired in April 2006. The initial and annual reports have been reviewed by compliance, but the quarterly reports submitted in April have not. The second row reflects his E-Trade account without any reportable securities. A cell in the third row is starred, indicating improper behavior (in this case, Ms. Doe was late in submitting her quarterly transaction report). Once you are familiar with the table’s formatting, you can delete this italicized text and the example entries.

Employee and Account Number	Initial Reports		Ongoing Reports
	Accounts	Holdings	Example: AH 12/31/07	Example .• AA 12/31/07	Example: QT 3/31/08	Example: QNA 3/31/08
John Smith Fidelity Acct. ABC123	4/15/06 ok	4/15/06 ok	1/18/08 ok	1/20/08 ok	4/14/08	4/13/08
John Smith E-Trade Acct. 222BCB	5/12/05 ok	NA	NA	1/20/08 ok	NA	NA
Jane Doe Schwab Acct. 12345	11/1/07 ok	11/1/07 ok	2/3/08 ok	2/3/08 ok	5/3/08 X	4/28/08 ok

Private Placement and IPO Log (Sample)

Employee Name	Requested Transaction	Approval Granted? (Y or N)	Date	Comments (Including Applicable Conflicts of Interest and any Mitigating Factors)

Insider Trading

Implementation Date: February 29, 2024
Most Recent Amendment Date: February 29, 2024

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

•	Dividend or earnings announcements;

•	Asset write-downs or write-offs;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture announcements;

•	New product/service announcements;

•	Discovery or research developments;

•	Criminal, civil and government investigations and indictments;

•	Pending labor disputes;

•	Debt service or liquidity problems;

•	Bankruptcy or insolvency problems;

•	Tender offers and stock repurchase plans; and

•	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of Securities, all of a company’s Securities, the Securities of another company, or the Securities of several companies.

The prohibition against misusing Material Nonpublic Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and certain types of virtual currency or cryptocurrency coins or tokens that were created in connection with an initial coin offering or ICO. Material information need not relate to a company’s business.

For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

Employees should consult with the CCO or Head of Legal Compliance Dept. if there is any question as to whether non-public information is material.

What Information is Non-public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non- public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

•	In person;

•	In writing;

•	By telephone;

•	During a presentation;

•	By email, instant messaging, or Bloomberg messaging;

•	By text message or through Twitter; or

•	On a social networking site such as Facebook or LinkedIn.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-public Information. Employees should consult with the Head of Legal & Compliance Dept if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). SMDAM is not obligated to pay legal fees, penalties, or other costs incurred by Employees found guilty of insider trading.

Policies and Procedures

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of SMDAM’s Clients. SMDAM’s Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any Securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is a 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner, unless the Employee has no direct or indirect control over these corporations or partnerships.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO or Head of Legal Compliance Dept. as soon as possible. The CCO or Head of Legal Compliance Dept. will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

•	Must immediately report the potential receipt of Material Non-Public Information to the CCO or Head of Legal Compliance Dept.;

•	Must not trade the Securities of any company about which they may possess Material Non-Public Information;

•	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

•	Must not conduct research, trading, or other investment activities regarding a Security for which they may have Material Non-Public Information until the CCO or Head of Legal Compliance Dept. dictates an appropriate course of action.

If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. SMDAM will not place any trades in Securities for which it has Material Non-Public Information when being used to decide whether to buy or sell a security Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

•	Add the security or securities in question to the Restricted List

•	Review SMDAM’s Insider Trading policies and procedures with the affected Employee;

•	Initially ask the affected Employee(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

•	Periodically ask the affected Employee(s) to sign certifications that they have not improperly shared the information;

•	Require the affected Employee(s) to institute enhanced information security practices;

•	Review the emails of the affected Employees more frequently;

•	Review SMDAM’s Insider Trading policies and procedures with all Employees;

•	Remind Employees that they should take reasonable steps to avoid inadvertent receipt of the information;

•	Forbid Employees from trading the security in question, either personally or on behalf of any Client; and

•	Conduct key word searches of all Employees emails for the information in question.

Trading in affected Securities may resume, and other responses may be adjusted or eliminated, when the Head of Legal & Compliance Dept. determines that the information has become public and/or immaterial. At such time, the Head of Legal & Compliance Dept. will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

Selective Disclosure

Non-public information about SMDAM’s investment strategies, trading recommendations, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the Head of Legal & Compliance Dept. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that SMDAM owes to its Clients.

Relationships with Potential Insiders

SMDAM’s Clients, third-party research providers, and members of the SMDAM’s Board of Directors, may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•	Being employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Sitting on an issuer’s creditors committee;

•	Serving as an elected official, or otherwise being involved in non-public political processes;

•	Personal relationships with connected individuals; and

•	A spouse’s involvement in any of the preceding activities.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to SMDAM due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, third-party research providers, and advisory board members. Employees should inquire about the basis for any such recommendations or information and consult with the Head of Legal & Compliance Dept. if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Sub-advisors Relationships

SMDAM may delegate management of Client assets to third-party managers. In doing so, SMDAM may receive Material Nonpublic Information about these managers’ investment strategies and trading activities. SMDAM Employees are prohibited from trading on, or improperly utilizing, Material Nonpublic Information obtained from third-party managers.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to the Code, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of SMDAM and other market participants and trading counterparties. Please consult with the CCO if you have questions about the appropriateness of any communications.

Obtaining Research from other Third-Party Research Providers

Employees must obtain the prior written consent of the CCO prior to obtaining any research from a new third-party research provider. The CCO will perform appropriate due diligence of such third-party research providers to ensure such providers have adopted appropriate procedures to prevent the misuse of Material Nonpublic Information. When appropriate, SMDAM may require that the provider enter into a written agreement with SMDAM that includes representations relating to the misuse of Material Nonpublic Information. In addition, on at least an annual basis, SMDAM will take steps to verify that the relevant research provider continues to follow procedures to prevent the misuse of Material Nonpublic Information.

Using Industry Experts for Research

SMDAM’s Employees may consult with paid (or unpaid) industry experts as part of the Company’s research process. The Company may contact such consultants through Gerson Lehrman Group, Coleman Research Group, Inc., or Guidepoint Global, LLC, and/or other sources. Employees who wish to speak with a paid industry expert must:

•	Provide biographical information about the expert to the CCO;

•	Obtain written pre-clearance from the CCO;

•	Tell the expert at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;

•	Tell the expert at the beginning of the meeting that SMDAM does not want to receive any information:

1. about the expert’s employer or affiliated entities,

2. about prior employers, or affiliated entities, of the expert during the past six months;

3. that the expert is prohibited from disclosing; or

4. that may be Material Non-Public Information.

•	Ask the expert whether he or she is permitted by his or her employer to engage in paid consultations; and

•	Immediately report the receipt of any potentially Material Non-Public Information to the CCO.

SMDAM anticipates that the CCO will not approve any conversations about an issuer with an expert who worked for the issuer during the past 12 months.

Before approving any conversations arranged by an expert network, the CCO will obtain and review the relevant company’s policies prohibiting experts from disclosing Material Non-Public Information. The CCO may also periodically attend meetings with paid industry experts in order to understand the types of information that are discussed, review sampled email correspondence involving paid industry experts, monitor the frequency with which various experts are being used.

Gifts and Entertainment

Implementation Date: February 29, 2024
Most Recent Amendment Date: February 29, 2024

Background

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient. In developing this policy, SMDAM considered the risk that Employees would be improperly influenced by excessive gifts or entertainment. SMDAM also considered the risk that Employees would try to use gifts or entertainment to exert improper influence on another individual or entity.

Policies and Procedures

Guiding Principles – SMDAM holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. and other jurisdictions are broadly written, so Employees should consult with the CCO (Including those who are delegated such authority by the CCO. The same shall apply hereinafter in this policy.) if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Employees’ Receipt of Entertainment – Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided giver is present and the entertainment is not lavish or extravagant in nature (i.e., golf or ski outing, tickets to a major sporting event, such as the Super Bowl, World Series, U.S. Open, etc.). If the estimated cost or value of the Employee portion of the entertainment is greater than $20 (Equivalent to 3,000 yen. The same shall apply hereinafter in this policy.), then the Employee must report his/her attendance to the CCO by completing the attached Gifts and Entertainment Report. Employees are required to submit the form separately designated by SMD-AM in advance of any event which is greater than $20 to obtain prior approval.

Employees’ Receipt of Gifts – Employees must also report their receipt of gifts over $20 (either one single gift, or in aggregate on an annual basis) from any person or entity that does business with the Company to the CCO by completing the Gifts and Entertainment Report. Gifts such as holiday baskets or lunches delivered to SMDAM’s offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

SMDAM expects that it will bear the costs of Employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than SMDAM they should be treated as a gift to the Employee for purposes of this policy.

SMDAM’s Gift and Entertainment Giving Policy — SMDAM and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $20 to any individual or entity that SMDAM does, or is seeking to do, business with. Employees are required to submit the CCO the form separately designated by SMDAM in advance of any event to obtain prior consultation.

Gifts Given to Union Officials – Any gift or entertainment provided by SMDAM to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of SMDAM’s fiscal year. Consequently, Employees must obtain approval before giving any gifts or entertainment to labor unions or union officials by using the Gifts and Entertainment Report.

Gifts and Entertainment Given to State and Local Pension Officials – SMDAM must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Gifts Given to ERISA Plan Fiduciaries – SMDAM is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Employees must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries by using the Gifts and Entertainment Report.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. SMDAM and its Employees must comply with the spirit and the letter of the FCPA at all times.

Gift and Entertainment Monitoring – The CCO will maintain a log of all gifts and entertainment reported and will monitor such information for any patterns of abusive behavior.

The President and CEO will be responsible for reviewing any gifts and entertainment reported by the CCO.

Gifts and Entertainment Report

I am (requesting / reporting) the (giving / receipt) of (a gift / entertainment) (circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or SM DAM.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Is the recipient an ERISA plan fiduciary? Yes / No

Is the recipient an officer, employee, or other “instrumentality” of a foreign government? Yes / No

Is the recipient a state or local pension official? Yes / No

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Gifts and Entertainment Log

Date	Employee Name	Description of the Gift or Entertainment	Approximate Dollar Value or Cost	Outside Giver or Recipient	Relationship between Giver and Recipient	ERISA, Taft- Hartley, or FCPA Issues Present (Yes/No)	State or Municipal Issues Present (Yes/No)	Reason for Gift or Entertainment	Compliance Approval (Yes/No)